Exhibit 5.1
September 29, 2010
To:
Petróleo Brasileiro S.A.— Petrobras
Avenida República do Chile, 65
20031-912 Rio de Janeiro—RJ
Brazil
Ladies and Gentlemen,
We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as special Brazilian counsel to Petróleo Brasileiro S.A. — Petrobras, a Brazilian corporation (sociedade de economia mista) (the “Company”), in connection with the Company’s public offering pursuant to a registration statement on Form F-3 (No. 333-163665) (“Registration Statement”) of (i) 2,293,907,960 common shares, without par value, of the Company (“Common Shares”), including Common Shares in the form of American Depositary Shares, each of which represents two common shares (“Common Share ADSs”), and (ii) 1,788,515,136 preferred shares, without par value, of the Company (“Preferred Shares” and, together with the Common Shares, the “Shares”), including Common Shares in the form of American Depositary Shares, each of which represents two preferred shares (“Preferred Share ADSs”). Common Share ADSs and Preferred Share ADSs together are herein referred to as “ADSs”. The Shares will be placed and the ADSs will be issued and sold in accordance with the terms of the Underwriting and Agency Agreement dated as of September 23, 2010 by and between the Company and the several international underwriters and agents named in Schedule I and II thereto (“Underwriting and Agency Agreement”). In addition to the Shares initially issued and sold by the Company in connection with the Registration Statement, including Shares in the form of ADSs, an aggregate of up to 187,997,094 additional Common Shares and Preferred Shares, including Shares the form of ADSs may be issued and sold by the Company in connection with the over-allotment option.
For the purposes of rendering this opinion we have examined and/or relied upon copies of the following documents:
(a)	an executed copy of the Underwriting and Agency Agreement;

(b)	a copy of the Registration Statement and exhibits attached thereto; and

(c)	such other documents, stock transfer and registry books, corporate records and certificates of officers of the Company as we may have deemed necessary for the purpose of this opinion.
We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil as of the date hereof and not in respect of any other laws.
In giving this opinion we have made the following assumptions:
AVENIDA BRIGADEIRO FARIA LIMA 3.144
01451-000 SÃO PAULO - SP- BRASIL
TEL.: 55 11 3150-7000 FAX: 55 11 3150-7071
www.machadomeyer.com.br

www.machadomeyer.com.br
(i)	that all the documents submitted to use as facsimile or copy of specimen documents conform to their originals;

(ii)	that the signatures on the originals, certified copies or copies of all documents submitted to us are genuine; and

(iii)	that all documents submitted to us as originals are authentic.
As to factual matters, we have relied upon the representations and warranties made in the Underwriting and Agency Agreement by the Company and on certificates, documents and oral or written information of the Company provided to us by officers of the Company on behalf of the Company.
Based on the above assumptions, we are of the opinion that:
(1)	the Company has been duly incorporated and validly exists as a corporation in good standing under the laws of Brazil;

(2)	the Common Shares, including those represented by Common Share ADSs, are duly and validly authorized, legally issued and, when fully paid for, will be non-assessable;

(3)	the Preferred Shares, including those represented by Preferred Share ADSs, are duly and validly authorized, legally issued and, when fully paid for, will be non-assessable; and

(4)	under the laws of Brazil, shareholders of the Company have no personal liability for the debts or obligations of the Company as a result of their status as shareholders.
This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matter in connection with the Underwriting and Agency Agreement or the transaction or documents referred to therein.
This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof, and is being furnished to you by us, as Brazilian counsel to the Company, and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose or by any other person.

www.machadomeyer.com.br
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the captions “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” and “Validity of the Securities” and in the prospectus constituting part of the Registration Statement.

Very truly yours,
/s/ Daniel de Miranda Facó
Machado, Meyer, Sendacz e Opice
A d v o g a d o s

3